Exhibit 11

          Statement of computation of earnings per share.
     236

Statements re: Computation of Earnings Per Share
Brenton Banks, Inc.

December 31,                            1999           1998           1997


Basic EPS Computation
   Numerator:
     Net income                 $ 16,560,117   $ 20,350,921   $ 18,010,107

   Denominator:
     Average common shares
       Outstanding                20,498,366     20,853,194     21,180,706

   Basic EPS                    $       0.81   $       0.98   $       0.85

Diluted EPS Computation
   Numerator:
     Net income                 $ 16,560,117   $ 20,350,921   $ 18,010,107

   Denominator:
     Average common shares
       Outstanding                20,498,366     20,853,194     21,180,706
     Average stock options           302,913        428,511        343,534
     Average long-term stock
       compensation plan                 ---            ---        169,586

                                  20,801,279     21,281,705     21,693,826

   Diluted EPS                  $       0.80   $       0.96   $       0.83

Note:  Amounts are restated for the 2-for-1 stock split effective
       February 1998 and the 10 percent common stock dividends effective in 1999 and 1998.

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